EXHIBIT 99.1

Vornado Announces Certain Items to be Included in its First Quarter 2019 Financial Results

April 15, 2019 04:30 PM Eastern Standard Time

NEW YORK…..Vornado Realty Trust (NYSE: VNO) today announced that its financial results for the quarter ended March 31, 2019 will include the items listed in the table below, resulting in additional net income attributable to common shareholders ("net income") and FFO attributable to common shareholders plus assumed conversions ("FFO") of $0.82 and $0.51 per diluted share, respectively.

	For the Three Months Ended March 31, 2019
(Amounts in thousands, except per share amounts)	Net Income		FFO
	Amount	Per Share	Amount	Per Share
Income (expense):
After-tax net gain on sale of 220 Central Park South condominium units	$130,954	$0.64	$130,954	$0.64
Net gain from sale of Urban Edge Properties common shares	62,395	0.31	—	—
Prepayment penalty in connection with redemption of $400 million 5.00% senior unsecured notes due January 2022	(22,540)	(0.11)	(22,540)	(0.11)
Net gain from sale of Lexington Realty Trust common shares	16,068	0.08	—	—
Mark-to-market decrease in Pennsylvania Real Estate Investment Trust common shares (accounted for as a marketable security from March 12, 2019)	(15,649)	(0.08)	—	—
Other, net	(4,056)	(0.02)	(4,110)	(0.02)
	$167,172	$0.82	$104,304	$0.51

The above items will be excluded from "net income, as adjusted" and "FFO, as adjusted."

Further, "net income, as adjusted" and "FFO, as adjusted" for the three months ended March 31, 2018 and for the year ended December 31, 2018 have been reduced by $1.3 million and $5.5 million, or $0.01 and $0.03 per diluted share, respectively, for previously capitalized internal leasing costs to present 2018 “as adjusted” financial results on a comparable basis with the current year as a result of the January 1, 2019 adoption of a new GAAP accounting standard under which internal leasing costs can no longer be capitalized.

"General and administrative" expense for the three months ended March 31, 2019 will include $16.2 million, or $0.08 per share, of non-cash expense from the accelerated vesting of certain previously issued time-based equity compensation. The increase in expense in the first quarter will be completely offset by lower non-cash stock-based compensation expense of $2.6 million in each of the second, third and fourth quarters of 2019, $5.2 million in 2020, $2.4 million in 2021 and $0.8 million in 2022.

The above amounts are preliminary estimates. There can be no assurance that Vornado’s final results will not differ from these preliminary estimates as a result of quarter-end closing procedures, review procedures, or review adjustments, and any such changes could be material.

CONTACT:
JOSEPH MACNOW
(212) 894-7000
_____________________________
FFO is computed in accordance with the definition adopted by the Board of Governors of NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciable real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. In addition to FFO, we also disclose FFO, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2018.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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